SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549


FORM 8-K


CURRENT REPORT


PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of Report February 10, 1995


(Date of earliest event reported)


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IDAHO POWER COMPANY
(Exact name of registrant as specified in charter)



	   Idaho                  1-3198         82-0130980
(State or other jurisdiction    (Commission     (I.R.S. Employer
	of incorporation)       File Number)    Identification No.)


1221 W Idaho Street

Boise, Idaho 83702-5627

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, (208) 388-2200




_____________________________________________________
Former name or address, if changed since last report.



(This document consists of 3 pages)

Idaho Power Company

Form 8-K


Items 1 through 4 and Items 6 and 7 are inapplicable and have been omitted herefrom.

Item 5. Other Events

	(1)     On January 31, 1995, the Idaho Public Utilities
Commission (IPUC or Commission) issued Order No 25880, Case No IPC-E-94-5, which established an Idaho jurisdictional revenue deficiency for the Company of $17.2 million, or 4.19 percent. The rate relief granted is based on an
11.0 percent allowed return on equity with an overall rate of return of
9.199 percent. The Company had requested $37.1 million in general rate relief representing a 9.09 percent increase in rates, a 12.5 percent return on equity and a 9.88 percent overall rate of return. Pursuant to the Order on Friday, February 3, 1995, the Company filed new tariffs with the Commission for new rates effective for electric service rendered on and after February 1, 1995.

The Company requested an actual capital structure and component costs as of December 31, 1993 with a 12.5 percent return on common equity. The IPUC authorized an allowed return on common equity of 11.0 percent, which resulted in an approximate reduction of $13.7 million to the Company's as filed revenue requirement. Other adjustments to operating revenues, expenses and rate base resulted in an additional reduction of $6.2 million to the Company's as filed revenue requirement.

One major issue that was resolved by the conclusion of this general rate proceeding was the establishment of the Company's Power Cost Adjustment
(PCA) mechanism at a 90 percent net power supply cost recovery level effective February 1, 1995, for the difference between forecasted and actual net power supply costs. Previously, the Company's PCA recover level was set at 60 percent.

The Company is disappointed with the IPUC's decision, and is considering filing a Petition for Reconsideration with the IPUC seeking review of certain issues within the order, particularly the return allowed on common equity. The Company is unable to predict the outcome of this proceeding if this were to occur.

	(2) In September 1993, the Company submitted a detailed position paper to the IPUC and other interested parties outlining proposed changes in the Company's resource acquisition policy. In December 1993, the Company filed with the IPUC for permission to implement lower published prices for new cogeneration and small power production (CSPP) contracts.

In response to the Company's filing, on January 31, 1995 the IPUC issued Order No. 25882 approving lower published CSPP rates. In the Order, the IPUC also determined that negotiated rates for future CSPP projects larger than 1 megawatt should be more closely tied to values determined in the Company's integrated resource planning process. Prior to this Order, CSPP projects up to 10 megawatts were entitled to the higher published rates.


SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

			IDAHO POWER COMPANY


		By: /s/                 J LaMont Keen
                     					J LaMont Keen
		          	Vice President and Chief Financial Officer

Dated:  February 10, 1995